NONQUALIFIED STOCK OPTION

THIS NONQUALIFIED STOCK OPTION (this "Option") is granted this 13th day of March 1998, by INDUSTRIAL ECOSYSTEMS, INC., a Delaware corporation (the "Company"), pursuant to a resolution of the board of directors of the Company, to Daniel Brown (hereinafter "Optionee").

Grant

1. Grant of Option. The Company hereby irrevocably grants to Optionee the right and option to purchase all or any part of an aggregate of seven hundred fifty thousand (750,000) shares of the Company's restricted common stock, par value $0.001 (the "Common Stock") on the terms and conditions hereinafter set forth.

2. Exercise Price. The exercise price of this Option shall be fifteen cents ($ 0.15) per share. The Exercise Price reflects the average of the bid price of the Common Stock for the five (5) trading days preceding the grant of this Option.

3. Term of Option. Subject to the other provisions contained herein, this Option may be exercised, in whole or in part, at any time prior to 12:00 midnight seven (7) years from the date of this Option.

4. Shareholder's Rights. The Optionee shall have the rights of a shareholder only with respect to Common Stock fully paid for by Optionee under this Option.

5. Persons Entitled to Exercise. During the Optionees lifetime, this Option can only be exercised by the Optionee, and neither this Option nor any right hereunder can be transferred other than by testamentary disposition or the laws of descent and distribution. Neither this Option nor any right hereunder shall be subject to lien, attachment, execution, or similar process. In the event of any alienation, assignment, pledge, hypothecation, or other transfer of this Option or any right hereunder or in the event of any levy, attachment, execution, or similar process, this Option and all rights granted hereunder shall be immediately null and void.

6. Adjustment to Number of Shares of Common Stock. The number of shares of Common Stock subject to this Option shall be adjusted to take into account any stock split, stock dividend, or recapitalization of the Common Stock of the Company.

7. Method of Exercise. This Option may be exercised, in accordance with all of the terms and conditions set forth in this Option, by delivery of a notice of exercise, a form of which is attached hereto as Exhibit "A" and incorporated herein by this reference, setting forth the number of Options to be exercised along with either:

(a) A certified check or bank check payable to the order of the Company in the amount of the full exercise price of the Common Stock being purchased; or

(b) Shares of Common Stock of the Company already owned by the Optionee equal to the exercise price with the Common Stock valued at its fair market value based on the closing bid quotation for such stock on the close of business on the day last preceeding the date of exercise of such Option, as reported or quoted on the NASDAQ System or, if not included in the NASDAQ System, shall mean the closing bid quotation for such stock as determined by the Company through any other reliable means of determination available on the close of business on the day last preceeding the date of exercise of such Option; or

(c) Options or other rights to purchase Common Stock valued at the amount by which the closing bid quotations as determined in accordance with Clause (b) above of the Common Stock subject to the options or other rights exceeds the exercise or purchase price provided on such options or rights; or

(d) Cancellation of debt owed by the Company to the Option Holder, including debt from professional fees, services, employment relationships or otherwise, upon presentation of an invoice for services provided to the Company.

As soon as practicable after receipt by the Company of such notice a certificate or certificates representing such shares of Common Stock shall be issued in the name of the Optionee, or, if the Optionee shall so request in the notice exercising the Option, in the name of the Optionee and another person jointly, with right of survivorship, and shall be delivered to the Optionee. If this Option is not exercised with respect to all Common Stock subject hereto, Optionee shall be entitled to receive a similar Option of like tenor covering the number of shares of Common Stock with respect to which this Option shall not have been exercised.

8. Availability of Shares. During the term of this Option, the Company shall at all times keep available for issuance the number of shares of Common Stock subject to this Option.

9. Limitations on Right to Exercise.

A. The right to exercise this Option will vest in two stages, and may only be exercised, in whole or part, upon the occurrence of the following events (the "Vesting Events"):

(1) One half of the total upon the Company entering into a proposed Joint Venture Agreement with R.O.P. Canada;

(2) One half upon the Company filing a registration statement with the Securities and Exchange Commission on Form 10SB.

Any failure to accomplish any of the Vesting Events as delineated above will result in the expiration and cancellation of that portion of the Option vesting upon the occurrence of (1), or (2) above.

B. If the board of directors of the Company, in its sole discretion, shall determine that it is necessary or desirable to list, register, or qualify the Common Stock under any state or federal law, this Option may not be exercised, in whole or part, until such listing, registration, or qualification shall have been obtained free of any conditions not acceptable to the board.

10. Registration Rights. In connection with the filing of a registration statement with the Securities and Exchange Commission on Form 10SB, and at such time as the Company is eligible to utilize Form S-8 under the Securities Act, the Company shall use its best efforts to file a registration statement under such Form S-8 to register the total number of shares underlying the option granted pursuant to subparagraph 9.A.(1) and subparagraph 9.A.(2) in order to permit the Holder to exercise the option. The Company will pay all expenses of such registration, including legal, accounting and filing fees. The rights granted under this paragraph are granted to the individual named on the Option, subject to the eligibility requirements of Form S-8 and the exercise and transfer restrictions included in the Option and may not be transferred or assigned.

11. Restrictions on Transfer. The Option and the Common Stock subject to the Option (collectively referred to as the "Securities") are subject to registration under the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities statutes. Optionee acknowledges that unless a registration statement with respect to the Securities is filed and declared effective by the Securities and Exchange Commission and the appropriate state governing agency, the Securities have or will be issued in reliance on specific exemptions from such registration requirements for transactions by an issuer not involving a public offering and specific exemptions under state statutes. Any disposition of the Securities may, under certain circumstances, be inconsistent with such exemptions. The Securities may be offered for sale, sold, or otherwise transferred only if (i) registered under the Securities Act, and in come cases, under the applicable state securities acts, or, if not registered, (ii) only if pursuant to an exemption from such registration requirements and only after the Optionee provides an opinion of counsel or other evidence satisfactory to the Company to the effect that registration is not required. In some states, specific conditions must be met or approval of the securities regulatory authorities may be required before any such offer or sale. If rule 144 is available (and no assurance is given that it will be), only routine sales of the Common Stock in limited amounts can be made after one year following the acquisition date of the Securities, as determined under rule 144(d), in accordance with the terms and conditions of rule 144. The Company is under no obligation to make rule 144 available. In the event rule 144 is not available, compliance with regulation A or some other disclosure exemption may be required before the Optionee can sell, transfer, or otherwise dispose of the Securities without registration. The Company and its registrar and transfer agent will maintain a stop transfer of the Securities, and any certificate representing the Securities will bear a legend in substantially the following form so restricting the sale or other transfer thereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

If the Securities are not registered, the Company may refuse to transfer the Securities to any transferee who does not furnish in writing to the Company the same representations and warranties set forth in this paragraph and agree to the same conditions with respect to such Securities as are set forth herein. The Company may further refuse to transfer the Securities if certain circumstances are present reasonably indicating that the proposed transferee's representations are not accurate. In any event, in the absence of an effective registration statement covering the Securities, the Company may refuse to consent to any transfer in the absence of an opinion of legal counsel, satisfactory to and independent of counsel of the Company, that such proposed transfer is consistent with the above conditions and applicable securities laws.

11. Record Owner. The Company may deem the Optionee as the absolute owner of this Option for all purposes. This Option is exercisable only by the Optionee or, by the Optionees duly designated or appointed representative. This Option is not assignable.

12. Validity and Construction. The validity and construction of this Option shall be governed by the laws of the state of Delaware.

EXECUTED as of the date first above written.

The Company: Optionee:

INDUSTRIAL ECOSYSTEMS, INC. Daniel Brown

By_________________________________________ __________________________________________

Its Duly Authorized Officer

EXHIBIT A

Form of Exercise

(to be signed only upon exercise of Option)

TO: INDUSTRIAL ECOSYSTEMS, INC.

The undersigned, the owner of the attached Option, hereby irrevocably elects to exercise the purchase rights represented by the Option for, and to purchase thereunder, ______________ shares of Common Stock of Industrial Ecosystems, Inc. Enclosed is payment in the amount of $___________________________, the exercise price of the Common Stock to be acquired. Please have the certificate(s) registered in the name of _____________________________________________________________________________________________ and delivered to _____________________________________________________________________. If this exercise does not include all of the Common Stock covered by the attached Option, please deliver a new option of like tenor for the balance of the Common Stock to the undersigned at the foregoing address.

DATED this ____ day of ______________, ______.

________________________________________

Signature of Optionee

SS####-##-####